Cohen Fund Audit Services, Ltd. 1350 Euclid Ave., Suite 800 Cleveland, OH 44115-1877	216.649.1700 216.579.0111 fax

www.cohenfund.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated November 29,2012 on the financial statements ofFCI Funds, comprising the FCI Value Equity Fund and the FCI Bond Fund, each a series of the Unified Series Trust, as of September 30, 2012, and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to FCI Funds’ Registration Statement on Form N-1A.

Cohen Fund Audit Services , Ltd.

Cleveland, Ohio

January 28, 2013

Registered with the Public Company Accounting Oversight Board